As filed with the Securities and Exchange Commission on July 19, 2004

Registration No. 333-116972

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PANTRY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-1574463
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1801 Douglas Drive

Sanford, North Carolina

27330-1410

(919) 774-6700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel J. Kelly

Chief Financial Officer

THE PANTRY, INC.

P.O. Box 1410

1801 Douglas Drive

Sanford, North Carolina 27330-1410

(919) 774-6700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Byron B. Kirkland, Esq.

SMITH, ANDERSON, BLOUNT, DORSETT,

MITCHELL & JERNIGAN, L.L.P.

Post Office Box 2611

Raleigh, North Carolina 27602-2611

(919) 821-1220

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed or supplemented. No securities described in this prospectus can be sold until the registration statement that we filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated July 19, 2004

PROSPECTUS

8,000,000 Shares

The Pantry, Inc.

Common Stock

We may, from time to time, sell up to 2,000,000 shares of our common stock, and the selling stockholders named in this prospectus may, from time to time, sell up to 6,000,000 shares of our common stock.

We and the selling stockholders identified in this prospectus (or their transferees, pledgees, donees, heirs or other successors in interest) may sell the shares or we may distribute them through underwriters or dealers. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Our common stock is quoted on the Nasdaq National Market under the symbol “PTRY.” On July 16, 2004, the last sale price of the shares as reported on the Nasdaq National Market was $19.88 per share.

Investing in our common stock involves risks that are described in the “ Risk Factors” section beginning on page 2 of this prospectus.

This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement, which will describe the terms of the specific offering. We urge you to read carefully this prospectus and the accompanying prospectus supplement before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

Generally, references to “Pantry,” “The Pantry,” “we,” “us” and “our” mean The Pantry, Inc. and our consolidated subsidiaries.

We own, or claim ownership rights to, a variety of trade names, service marks and trademarks for use in our business, including The Pantry®, Worth®, Golden Gallon®, Bean Street Coffee Company®, Big Chill®, Celeste®, The Chill ZoneSM, Lil’ Champ Food Store®, Handy Way®, Quick StopSM, Kangaroo®, Kangaroo ExpressSM, Fast Lane®, Big KSM, Mini MartSM, DepotSM, Food Chief®, Express StopSM, SprintSM and Smokers ExpressSM. This prospectus also includes product names and other tradenames and service marks owned by us and other companies. The tradenames and service marks of other companies are the property of such other companies.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we or the selling stockholders may, from time to time, sell the shares of common stock described in the prospectus in one or more offerings. Each time that we sell shares of common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The selling stockholders may sell none, some or all of the shares of common stock offered by the selling stockholders under this prospectus. Each time that the selling stockholders sell shares of common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. This prospectus, together with applicable prospectus supplements, will include all material information relating to such offering. To understand this offering fully, you should read carefully both the prospectus and any applicable prospectus supplement, as well as additional information described under “Where You Can Find Additional Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any supplements to this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or a prospectus supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

THE PANTRY, INC.

We are the leading independently operated convenience store chain in the southeastern United States and the third largest independently operated convenience store chain in the country based on store count. As of June 24, 2004, we operated 1,367 stores in ten states under several banners including The Pantry®, Kangaroo ExpressSM, Golden Gallon® and Lil’ Champ Food Store®. Our stores offer a broad selection of merchandise, gasoline and ancillary products and services designed to appeal to the convenience needs of our customers. Approximately 90% of our stores are located in Florida, North Carolina, South Carolina, Tennessee and Georgia. This geographic concentration allows us to more effectively manage our store network while leveraging our infrastructure, purchasing power and brand identity. Our strategy is to continue to improve upon our position as the leading independently operated convenience store chain in the southeastern United States by generating profitable growth through merchandising initiatives, sophisticated management of our gasoline business, upgrading our stores, leveraging our geographic economies of scale, benefiting from the favorable demographics of our markets and continuing to selectively pursue opportunistic acquisitions.

The Pantry is a Delaware corporation founded in North Carolina in 1967. Our principal executive offices are located at 1801 Douglas Drive, Sanford, North Carolina 27330-1410 and our telephone number is (919) 774-6700. Our website is located at www.thepantry.com. Information contained on our website is not a part of this prospectus.

RISK FACTORS

You should carefully consider the risks described below and the section entitled “Cautionary Statement Concerning Forward-Looking Statements” before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our results of operations or financial condition in the future. If any of such risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Industry

The convenience store industry is highly competitive and impacted by new entrants.

The industry and geographic areas in which we operate are highly competitive and marked by ease of entry and constant change in the number and type of retailers offering the products and services found in our stores. We compete with other convenience store chains, gasoline stations, supermarkets, drugstores, discount stores, club stores and mass merchants. In recent years, several non-traditional retailers, such as supermarkets, club stores and mass merchants, have impacted the convenience store industry by entering the gasoline retail business. These non-traditional gasoline retailers have obtained a significant share of the motor fuels market and their market share is expected to grow. In some of our markets, our competitors have been in existence longer and have greater financial, marketing and other resources than we do. As a result, our competitors may be able to respond better to changes in the economy and new opportunities within the industry. To remain competitive, we must constantly analyze consumer preferences and competitors’ offerings and prices to ensure we offer a selection of convenience products and services consumers demand at competitive prices. We must also maintain and upgrade our customer service levels, facilities and locations to remain competitive and drive customer traffic to our stores. Major competitive factors include, among others, location, ease of access, gasoline brands, pricing, product and service selections, customer service, store appearance, cleanliness and safety.

Volatility of wholesale petroleum costs could impact our operating results.

Over the past three fiscal years, our gasoline revenue averaged approximately 61.5% of total revenues and our gasoline gross profit averaged approximately 27.8% of total gross profit. Crude oil and domestic wholesale petroleum markets are marked by significant volatility. General political conditions, acts of war or terrorism, and instability in oil producing regions, particularly in the Middle East and South America, could significantly impact crude oil supplies and wholesale petroleum costs. In addition, the supply of gasoline and our wholesale purchase costs could be adversely impacted in the event of a shortage, which could result from, among other things, lack of capacity at United States oil refineries or the fact that our gasoline contracts do not guarantee an uninterrupted, unlimited supply of gasoline. Significant increases and volatility in wholesale petroleum costs could result in significant increases in the retail price of petroleum products and in lower gasoline gross margin per gallon. Increases in the retail price of petroleum products could impact consumer demand for gasoline. This volatility makes it extremely difficult to predict the impact future wholesale cost fluctuations will have on our operating results and financial condition. These factors could materially impact our gasoline gallon volume, gasoline gross profit and overall customer traffic, which in turn would impact our merchandise sales.

Wholesale cost increases of tobacco products could impact our operating results.

Sales of tobacco products have averaged approximately 12.8% of our total revenue over the past three fiscal years and our tobacco gross profit accounted for approximately 16.6% of total gross profit in fiscal 2002 and 2003. Significant increases in wholesale cigarette costs and tax increases on tobacco products, as well as national and local campaigns to discourage smoking in the United States, may have an adverse effect on unit demand for cigarettes domestically. In general, we attempt to pass price increases on to our customers. However, due to competitive pressures in our markets, we may not be able to do so. These factors could materially impact our retail price of cigarettes, cigarette unit volume and revenues, merchandise gross profit and overall customer traffic.

Changes in consumer behavior, travel and tourism could impact our business.

In the convenience store industry, customer traffic is generally driven by consumer preferences and spending trends, growth rates for automobile and truck traffic and trends in travel, tourism and weather. Changes in economic conditions generally or in the Southeast specifically could adversely impact consumer spending patterns and travel and tourism in our markets. Approximately 40% of our stores are located in coastal, resort or tourist destinations. Historically, travel and consumer behavior in such markets is more severely impacted by weak economic conditions. If visitors to resort or tourist locations decline due to economic conditions, changes in consumer preferences, changes in discretionary consumer spending or otherwise, our sales could decline.

Risks Related to Our Business

Unfavorable weather conditions or other trends or developments in the Southeast could adversely affect our business.

Substantially all of our stores are located in the southeast region of the United States. Although the Southeast is generally known for its mild weather, the region is susceptible to severe storms including hurricanes, thunderstorms, extended periods of rain, ice storms and heavy snow, all of which we experienced in fiscal 2003. Inclement weather conditions as well as severe storms in the Southeast could damage our facilities or could have a significant impact on consumer behavior, travel and convenience store traffic patterns as well as our ability to operate our locations. In addition, we typically generate higher revenues and gross margins during warmer weather months in the Southeast, which fall within our third and fourth quarters. If weather conditions are not favorable during these periods, our operating results and cash flow from operations could be adversely affected. We would also be impacted by regional occurrences in the Southeast such as energy shortages or increases in energy prices, fires or other natural disasters.

Inability to identify, acquire and integrate new stores could adversely affect our ability to grow our business.

An important part of our historical growth strategy has been to acquire other convenience stores that complement our existing stores or broaden our geographic presence, such as our acquisition of 138 convenience stores operating under the Golden Gallon® banner on October 16, 2003. From April 1997 through October 2003, we acquired 1,303 convenience stores in 21 major and numerous smaller transactions. We expect to continue to selectively review acquisition opportunities as an element of our growth strategy.

Acquisitions involve risks that could cause our actual growth or operating results to differ adversely compared to our expectations or the expectations of securities analysts. For example:

•	We may not be able to identify suitable acquisition candidates or acquire additional convenience stores on favorable terms. We compete with others to acquire convenience stores. We believe that this competition may increase and could result in decreased availability or increased prices for suitable acquisition candidates. It may be difficult to anticipate the timing and availability of acquisition candidates.

•	During the acquisition process we may fail or be unable to discover some of the liabilities of companies or businesses which we acquire. These liabilities may result from a prior owner’s noncompliance with applicable federal, state or local laws.

•	We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions.

•	We may fail to successfully integrate or manage acquired convenience stores.

•	Acquired convenience stores may not perform as we expect or we may not be able to obtain the cost savings and financial improvements we anticipate.

•	We face the risk that our existing systems, financial controls, information systems, management resources and human resources will need to grow to support significant growth.

Our substantial indebtedness and capital lease obligations could adversely affect our financial health.

We have a significant amount of indebtedness. As of June 24, 2004, we had consolidated debt, including capital lease obligations, of approximately $611 million.

We are vulnerable to increases in interest rates because the debt under our senior credit facility is at a variable interest rate. Although in the past we have on occasion entered into certain hedging instruments in an effort to manage our interest rate risk, we cannot assure you that we will continue to do so, on favorable terms or at all, in the future.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our debt and our leases;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and lease obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness or better access to capital by, for example, limiting our ability to enter into new markets or renovate our stores; and

•	limit our ability to borrow additional funds in the future.

If we are unable to meet our debt and lease obligations, we could be forced to restructure or refinance our obligations, seek additional equity financing or sell assets, which we may not be able to do on satisfactory terms or at all. As a result, we could default on those obligations.

In addition, the indenture governing our senior subordinated notes and our senior credit facility, which includes a term loan and a revolving credit facility, contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness, which would adversely affect our financial health and could prevent us from fulfilling our obligations.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur additional debt. This could further increase the risks associated with our substantial leverage.

We and our subsidiaries are still able to incur additional indebtedness. The terms of the indenture that governs our senior subordinated notes permit us to incur additional indebtedness under certain circumstances. In addition, our senior credit facility permits us to borrow up to an additional $50.0 million. If we and our subsidiaries incur additional indebtedness, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness and to refinance our indebtedness and fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our revolving credit facility, will be adequate to meet our future liquidity needs for at least the next 12 months. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

If we do not comply with the covenants in our senior credit facility and the indenture governing our senior subordinated notes or otherwise default under them, we may not have the funds necessary to pay all of our indebtedness that could become due.

Our senior credit facility and our indenture governing our senior subordinated notes require us to comply with certain covenants. In particular, our senior credit facility prohibits us from incurring any additional indebtedness except in specified circumstances or materially amending the terms of any agreement relating to existing indebtedness without lender approval. In addition, our senior credit facility limits our ability to make capital expenditures. Further, our senior credit facility restricts our ability to acquire and dispose of assets, engage in mergers or reorganizations, or make investments. These restrictive covenants require that we meet interest coverage, minimum EBITDA and leverage tests. A violation of any of these covenants could cause an event of default under the senior credit facility. If we default under that facility because of a covenant breach or otherwise, all outstanding amounts could become immediately due and payable. We cannot assure you that we would have sufficient funds to repay all the outstanding amounts, and any acceleration of amounts due under our senior credit facility or our indenture governing our senior subordinated notes likely would have a material adverse effect on us.

We are subject to state and federal environmental and other regulations.

Our business is subject to extensive governmental laws and regulations including, but not limited to, environmental regulations, employment laws and regulations, regulations governing the sale of alcohol and tobacco, minimum wage requirements, working condition requirements, public accessibility requirements, citizenship requirements and other laws and regulations. A violation or change of these laws could have a material adverse effect on our business, financial condition and results of operations.

Under various federal, state and local laws, ordinances and regulations, we may, as the owner or operator of our locations, be liable for the costs of removal or remediation of contamination at these or our former locations, whether or not we knew of, or were responsible for, the presence of such contamination. The failure to properly remediate such contamination may subject us to liability to third parties and may adversely affect our ability to sell or rent such property or to borrow money using such property as collateral. Additionally, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at sites where they are located, whether or not such site is owned or operated by such person. Although we do not typically arrange for the treatment or disposal of hazardous substances, we may be deemed to have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be liable for removal or remediation costs, as well as other related costs, including governmental fines, and injuries to persons, property and natural resources.

Compliance with existing and future environmental laws regulating underground storage tanks may require significant capital expenditures and increased operating and maintenance costs. The remediation costs and other costs required to clean up or treat contaminated sites could be substantial. We pay tank registration fees and other taxes to state trust funds established in our operating areas and maintain private insurance coverage in Florida and Georgia in support of future remediation obligations.

These state trust funds or other responsible third parties including insurers are expected to pay or reimburse us for remediation expenses less a deductible. To the extent third parties do not pay for remediation as we anticipate, we will be obligated to make these payments, which could materially adversely affect our financial condition and results of operations. Reimbursements from state trust funds will be dependent on the maintenance and continued solvency of the various funds.

In the future, we may incur substantial expenditures for remediation of contamination that has not been discovered at existing locations or locations that we may acquire. We cannot assure you that we have identified all environmental liabilities at all of our current and former locations; that material environmental conditions not known to us do not exist; that future laws, ordinances or regulations will not impose material environmental liability on us; or that a material environmental condition does not otherwise exist as to any one or more of our locations. In addition, failure to comply with any environmental laws, ordinances or regulations or an increase in regulations could adversely affect our operating results and financial condition.

State laws regulate the sale of alcohol and tobacco products. A violation or change of these laws could adversely affect our business, financial condition and results of operations because state and local regulatory agencies have the power to approve, revoke, suspend or deny applications for, and renewals of, permits and licenses relating to the sale of these products or to seek other remedies.

Any appreciable increase in the statutory minimum wage rate or income or overtime pay or adoption of mandated health benefits would result in an increase in our labor costs and such cost increase, or the penalties for failing to comply with such statutory minimums, could adversely affect our business, financial condition and results of operations.

From time to time, regulations are proposed which, if adopted, could also have an adverse effect on our business, financial condition or results of operations.

We depend on one principal supplier for the majority of our merchandise.

We purchase over 50% of our general merchandise, including most tobacco products and grocery items, from a single wholesale grocer, McLane Company, Inc., or McLane. We have a contract with McLane until October 2008, but we may not be able to renew the contract upon expiration. A change of suppliers, a disruption in supply or a significant change in our relationship with our principal suppliers could have a material adverse effect on our business, cost of goods, financial condition and results of operations.

We depend on two principal suppliers for the majority of our gasoline.

During February of 2003, we signed new gasoline supply agreements with BP Products, NA, or BP®, and Citgo Petroleum Corporation, or Citgo®. In June 2004, we amended our gasoline supply agreement with BP® to include approximately 70 of the 138 Golden Gallon® stores acquired in October 2003. We expect that BP® and Citgo® will supply approximately 85% of our projected gasoline purchases after an approximately 18-month conversion process. We have contracts with BP® until 2009 and Citgo® until 2008, but we may not be able to renew either contract upon expiration. In the event more than thirty-five percent (35%) of the ownership interest in The Pantry is sold, transferred or otherwise disposed of, then Citgo® has the right to deem such a transfer an attempt to assign its gasoline supply contract which would require Citgo®’s prior written consent which is not to be unreasonably withheld. A change of suppliers, a disruption in supply or a significant change in our relationship with our principal suppliers could have a material adverse effect on our business, cost of goods, financial condition and results of operations.

We may not achieve the full expected cost savings and other benefits of our acquisition of Golden Gallon®.

We expect to achieve $8 to $10 million of cost savings and benefits within the 12 to 24 months following the acquisition of Golden Gallon®. These cost savings and benefits include, among others, savings associated with the elimination of duplicate overhead and infrastructure, benefits received by Golden Gallon® under our merchandise and gas supply agreements and the expansion of quick service restaurants in selected stores. While we believe our estimates of these cost savings and benefits to be reasonable, they are estimates which are difficult to predict and are necessarily speculative in nature. There can be no assurance that we will be able to replicate the results that we achieved at our stores at the Golden Gallon® stores. In addition, we cannot assure you that unforeseen factors will not offset the estimated cost savings and other benefits from the acquisition. As a result, our actual cost savings and other anticipated benefits could differ or be delayed, compared to our estimates and to the other information contained or incorporated by reference in this prospectus.

Because we depend on our senior management’s experience and knowledge of our industry, we would be adversely affected if senior management left The Pantry.

We are dependent on the continued efforts of our senior management team, including our President and Chief Executive Officer, Peter J. Sodini. Mr. Sodini’s employment contract terminates in September 2006. If, for any reason, our senior executives do not continue to be active in management, our business, financial condition or results of operations could be adversely affected. We cannot assure you that we will be able to attract and retain additional qualified senior personnel as needed in the future. In addition, we do not maintain key personnel life insurance on our senior executives and other key employees. We also rely on our ability to recruit store managers, regional managers and other store personnel. If we fail to continue to attract these individuals, our operating results may be adversely affected.

Risks Related to the Offering

Future sales of additional shares into the market may depress the market price of our common stock.

If we or our existing stockholders sell shares of our common stock in the public market, including shares issued upon the exercise of outstanding options, or if the market perceives such sales could occur, the market price of our common stock could decline. As of June 24, 2004, there are 20,121,709 shares of our common stock outstanding, of these shares, 12,387,340 shares are freely tradable (unless held by one of our affiliates) and 7,734,369 shares are held by affiliate investment funds of Freeman Spogli & Co, or Freeman Spogli. Pursuant to Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, during any three-month period our affiliates can resell up to the greater of (a) 1% of our aggregate outstanding common stock or (b) the average weekly trading volume for the four weeks prior to the sale. In addition, the Freeman Spogli investment funds have registration rights allowing them to require us to register the resale of their shares. Sales by our existing stockholders also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate or to use equity as consideration for future acquisitions.

In addition, we have filed registration statements with the Securities and Exchange Commission that cover up to 5,100,000 shares issuable pursuant to the exercise of stock options granted and to be granted under our stock option plans. Shares registered on a registration statement may be sold freely at any time after issuance.

The interests of our largest stockholder may conflict with our interests and the interests of our other stockholders.

As of June 24, 2004, Freeman Spogli owns 7,734,369 shares of our common stock and its beneficial ownership of our common stock is approximately 38%. In addition, three of the eight members of our board of directors are representatives of, or have consulting arrangements with, Freeman Spogli. As a result of its stock ownership and board representation, Freeman Spogli is in a position to affect our corporate actions such as mergers or takeover attempts of us or may take action on its own in a manner that could conflict with our interests or the interests of our other stockholders. In the past, from time to time, we have considered strategic alternatives, including a sale of The Pantry, at the request of Freeman Spogli and with the consent of our board of directors. Although we are not currently considering any strategic alternatives, we may do so in the future.

Any issuance of shares of our common stock in the future could have a dilutive effect on your investment.

We may sell securities, such as the shares included in this prospectus, in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for capital at that time. Raising funds by issuing securities will dilute the ownership of our existing stockholders. Additionally, certain types of equity securities that we may issue in the future could have rights, preferences or privileges senior to your rights as a holder of our common stock. We could choose to issue additional shares for a variety of reasons including for investment or acquisitive purposes. Such issuances may have a dilutive impact on your investment.

The market price for our common stock has been and may in the future be volatile, which could cause the value of your investment to decline.

There currently is a public market for our common stock, but there is no assurance that there will always be such a market. Securities markets worldwide experience significant price and volume fluctuations. This market volatility could significantly affect the market price of our common stock without regard to our operating performance. In addition, the price of our common stock could be subject to wide fluctuations in response to the following factors, among others:

•	A deviation in our results from the expectations of public market analysts and investors;

•	Statements by research analysts about our common stock, our company or our industry;

•	Changes in market valuations of companies in our industry and market evaluations of our industry generally;

•	Additions or departures of key personnel;

•	Actions taken by our competitors;

•	Sales of common stock by the company, senior officers or other affiliates; or

•	Other general economic, political or market conditions, many of which are beyond our control.

The market price of our common stock will also be impacted by our quarterly operating results and quarterly comparable store sales growth, which may be expected to fluctuate from quarter to quarter. Factors that may impact our quarterly results and comparable store sales include, among others, general regional and national economic conditions, competition, unexpected costs and changes in pricing, consumer trends, the number of stores we open and/or close during any given period, costs of compliance with corporate governance and Sarbanes-Oxley requirements, and other factors discussed in “Risk Factors” beginning on page 2 and in documents incorporated by reference in this prospectus. You may not be able to resell your shares of our common stock at or above the price you pay in this offering.

We have broad discretion in how we use the net proceeds to us from this offering, and we may not use these proceeds in a manner desired by our stockholders.

The principal purposes of this offering are to provide liquidity to existing stockholders as well as to potentially repay outstanding indebtedness, obtain additional working capital and finance additional capital expenditures and possible future acquisitions. The anticipated net proceeds to us from this offering have not been designated for specific uses. Accordingly, our management will have broad discretion with respect to the use of these funds.

Our charter includes provisions that may have the effect of preventing or hindering a change in control and adversely affecting the market price of our common stock.

Our certificate of incorporation gives our board of directors the authority to issue up to five million shares of preferred stock and to determine the rights and preferences of the preferred stock, without obtaining stockholder approval. The existence of this preferred stock could make it more difficult or discourage an attempt to obtain control of The Pantry by means of a tender offer, merger, proxy contest or otherwise. Furthermore, this preferred stock could be issued with other rights, including economic rights, senior to our common stock, and, therefore, issuance of the preferred stock could have an adverse effect on the market price of our common stock. We have no present plans to issue any shares of our preferred stock.

Other provisions of our certificate of incorporation and bylaws and of Delaware law could make it more difficult for a third party to acquire us or hinder a change in management even if doing so would be beneficial to our stockholders. These governance provisions could affect the market price of our common stock. We may, in the future, adopt other measures that may have the effect of delaying, deferring or preventing an unsolicited takeover, even if such a change in control were at a premium price or favored by a majority of unaffiliated stockholders. These measures may be adopted without any further vote or action by our stockholders.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated herein by reference, contain statements that we believe are “forward-looking statements” under the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by use of phrases such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “forecast” or other similar words or phrases. Descriptions of our objectives, goals, targets, plans, strategies, anticipated capital expenditures, adequacy of cash flow from operations, available cash and available borrowings to meet future liquidity needs, costs and burdens of environmental remediation, anticipated gasoline suppliers and percentages of our requirements to be supplied by particular companies, anticipated store banners and percentages of our stores that we believe will operate under particular banners, expected cost savings and benefits and anticipated synergies from the Golden Gallon® acquisition, anticipated costs of re-branding our stores, anticipated sharing of costs of conversion with our gasoline suppliers, expectations regarding re-modeling, re-branding, re-imaging or otherwise converting our stores and principal purposes and use of proceeds of this offering are also forward-looking statements. These forward-looking statements are based on our current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including:

•	Competitive pressures from convenience stores, gasoline stations and other non-traditional retailers located in our markets;

•	Changes in economic conditions generally and in the markets we serve;

•	Unfavorable weather conditions;

•	Political conditions in crude oil producing regions, including South America and the Middle East;

•	Volatility in crude oil and wholesale petroleum costs;

•	Wholesale cost increases of tobacco products;

•	Consumer behavior, travel and tourism trends;

•	Changes in state and federal environmental and other regulations;

•	Dependence on one principal supplier for merchandise and two principal suppliers for gasoline;

•	Financial leverage and debt covenants;

•	Changes in the credit ratings assigned to our debt securities, credit facilities and trade credit;

•	Inability to identify, acquire and integrate new stores;

•	The interests of our largest stockholder;

•	Dependence on senior management;

•	Acts of war and terrorism; and

•	Other unforeseen factors.

For a discussion of these and other risks and uncertainties, please refer to “Risk Factors” beginning on page 2. The list of factors that could affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we are required to use fifty percent (50%) of the net proceeds from the sale of common stock that we may offer with this prospectus and any accompanying prospectus supplement to prepay the outstanding loans and/or cash collateralize any outstanding letter of credit under our senior credit facility. Borrowings under our senior credit facility currently bear interest at the London interbank offered rate, or LIBOR, plus 2.75% and have a final maturity date of March 12, 2011. We incurred this indebtedness in March 2004, and the proceeds were used to repay amounts outstanding under our previous credit facility. In addition, unless indicated otherwise in the applicable prospectus supplement, we expect to use the remaining net proceeds from the sale of common stock that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes, including (but not limited to) working capital, capital expenditures, and possible future acquisitions, and any other purposes that we may specify in any prospectus supplement. We continuously evaluate and review acquisition candidates as part of our growth strategy; however, we are not in material negotiations with any acquisition candidates as of the date of this Prospectus. There can be no assurance that we will complete additional acquisitions in the future. Our management will have broad discretion to allocate the proceeds from this offering to uses that it believes are appropriate. We will not receive any proceeds from any sales by the selling stockholders of their shares of common stock.

SELLING STOCKHOLDERS

The following table sets forth, to our knowledge, information about the beneficial ownership of our common stock of the selling stockholders as of June 24, 2004. The term “selling stockholders” refers to the parties identified below, along with any transferees, pledgees, donees, heirs or other successors in interest who may later hold the selling stockholders’ interests who are selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Shares Being Offered	Shares Beneficially Owned After the Offering(1)(2)
Name and Address of Beneficial Owner	Total	Percentage of Class		Total	Percentage of Class
Freeman Spogli & Co.(3)
FS Equity Partners III, L.P.	5,046,906	25.1%	3,915,179	1,131,727	5.1%
FS Equity Partners IV, L.P.	2,484,343	12.3%	1,927,249	557,094	2.5%
FS Equity Partners International, L.P.	203,120	1.0%	157,572	45,548	*

*	Less than 1.0%.
(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days after June 24, 2004 through the exercise of any stock option or other rights. Unless otherwise indicated in the footnotes, to our knowledge, each selling stockholder has sole voting and investment power with respect to the shares shown as beneficially owned. The percentages of beneficial ownership are based on 20,121,709 shares of our common stock outstanding as of June 24, 2004 and 22,121,709 shares of our common stock outstanding after completion of the offering (assuming no exercise of outstanding stock options after June 24, 2004). For purposes of this table, we have assumed that, after completion of the offering, all shares offered by us pursuant to this prospectus will be outstanding and none of the shares covered by this prospectus will be held by the selling stockholders.
(2)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of any offering.
(3)	The business address of Freeman Spogli & Co., FS Equity Partners III, L.P. and FS Equity Partners IV, L.P. is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FS Equity Partners International, L.P. is c/o Padget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies.

Information Concerning Freeman Spogli

Freeman Spogli & Co.

Freeman Spogli has been a substantial stockholder in The Pantry for more than eight years. Freeman Spogli & Co. is a privately owned investment firm dedicated exclusively to investing and partnering with management in middle-market companies.

FSEP III

FS Holdings, Inc., the general partner of FS Capital Partners, L.P., which is the general partner of FSEP III, has the sole power to vote and dispose of the shares of our common stock owned by FSEP III. Charles P. Rullman, one of our directors, and Bradford M. Freeman, Ronald M. Spogli, J. Frederick Simmons, William M. Wardlaw, and John M. Roth are the sole directors, officers and stockholders of FS Holdings, Inc. and may be deemed to be the beneficial owners of the shares of our common stock and rights to acquire our common stock owned by FSEP III.

FSEP IV

FS Capital Partners LLC, the general partner of FSEP IV, has the sole power to vote and dispose of the shares owned by FSEP IV. Todd W. Halloran and Mr. Rullman, two of our directors, and Messrs. Freeman, Spogli, Wardlaw and Roth, Mark J. Doran and Jon D. Ralph, a former director of The Pantry, are the sole directors, officers and beneficial owners of FS Capital Partners, LLC and may be deemed to be the beneficial owners of the shares of our common stock and rights to acquire our common stock owned by FSEP IV.

FSEP International

FS International Holdings Limited, the general partner of FS&Co. International, L.P., which is the general partner of FSEP International, has the sole power to vote and dispose of the shares owned by FSEP International. Mr. Rullman, one of our directors, and Messrs. Freeman, Spogli, Simmons, Wardlaw, and Roth are the sole directors, officers and stockholders of FS International Holdings Limited and may be deemed to be the beneficial owners of the shares of our common stock and rights to acquire our common stock owned by FSEP International.

Information About Our Relationship with Freeman Spogli

Registration Rights Agreements. We have entered into a registration rights agreement with Freeman Spogli and Peter J. Sodini, our President and Chief Executive Officer. The registration rights agreement obligates us:

•	on up to three occasions at the request of holders of at least 50% of the common stock held by the parties to the agreement, to register the resale of all common stock held by the requesting holders;

•	at any time to register the resale of shares of common stock having a value of more than $5 million at the request of any party; and

•	at any time, to allow any party to include shares in any registration of common stock by us.

In addition, we have entered into a separate registration rights agreement with Freeman Spogli granting demand and piggyback registration rights with respect to shares of common stock issuable upon exercise of the warrants to purchase shares of our common stock held by Freeman Spogli. The warrants were exercised in full in a cashless exercise on December 9, 2003 for 1,607,855 shares of our common stock.

Pursuant to these registration rights agreements, we agreed to indemnify Freeman Spogli against any loss, claim, damage, liability or proceeding, joint or several, arising out of any actual or alleged material misstatements or omissions in the registration statement that we have filed relating to this offering or in this prospectus or any amendment or supplement thereto, other than any loss, claim, damage, liability or expense arising from written information furnished by the selling stockholders for use in connection with the registration statement or this prospectus or any amendment or supplement thereto. Freeman Spogli agreed to indemnify us against any loss, claim, damage, liability or proceeding, joint or several, arising out of any actual or alleged material misstatements or omissions in the registration statement or in this prospectus or any amendment or supplement hereto to the extent that the misstatements or omissions were made in reliance upon written information furnished to us by Freeman Spogli expressly for use in connection with the registration statement or this prospectus or any amendment or supplement thereto. However, the indemnification by Freeman Spogli is limited to the net proceeds received by Freeman Spogli from this offering.

Pursuant to these registration rights agreements, we also agreed to pay the costs and expenses of this offering, including all registration and filing fees, printing expenses, fees and disbursements of our counsel and counsel for Freeman Spogli and expenses of any special audit incident to or required in connection with this offering, provided that we are not obligated to pay any underwriters’ discounts or commissions or similar selling expenses, if any, with respect to the sale of the shares of common stock by the selling stockholders.

Board of Directors Representation. Three of the eight directors serving on our board of directors have relationships with Freeman Spogli. Messrs. Halloran and Rullman, who are Principals with Freeman Spogli, and Peter M. Starrett, who is a consultant to Freeman Spogli, have each been members of our board of directors for more than three years. There are no agreements between our company and any of the Freeman Spogli representatives on our board of directors with respect to their membership on our board of directors.

PLAN OF DISTRIBUTION

We may sell shares of our common stock, and the selling stockholders may sell shares of our common stock, through underwriters, dealers, or agents or directly to one or more purchasers. Any participating underwriters, dealers and agents will be registered broker-dealers or associated persons of registered broker-dealers. We and the selling stockholders may distribute the common stock from time to time in one or more transactions, including block transactions and transactions on The Nasdaq National Market or any other organized market where the common stock may be traded. The common stock may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

In addition, we and the selling stockholders may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us, the selling stockholders or others to settle such sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related short positions. We and the selling stockholders may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

Each time we or the selling stockholders sell common stock in a particular offering, we will describe in the prospectus supplement the particular terms of any offering of our shares of common stock, including the following:

•	the identity of any underwriters, dealers or agents who purchase common stock;

•	the amount of common stock to be sold, the public offering price and consideration paid, and the proceeds we and/or the selling stockholders will receive from that sale;

•	the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	the nature of any transactions by underwriters, dealers or agents during the offering that are intended to stabilize or maintain the market price of our common stock;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws;

•	if a transferee, pledgee, donee, heir or other successor in interest of the selling stockholders intends to sell more than 500 shares of common stock under this prospectus; and

•	any other material terms of the distribution of our common stock.

The selling stockholders may offer and sell shares of common stock covered by this prospectus which qualify for sale under Rule 144 of the Securities Act in the open market pursuant to Rule 144 rather than pursuant to this prospectus.

Use of Underwriters, Agents and Dealers

We and/or the selling stockholders may offer the common stock to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we and/or the selling stockholders will execute an underwriting agreement with those underwriters relating to the common stock to be sold and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The common stock subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of the securities subject to the underwriting agreement if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

We and/or the selling stockholders may authorize agents or underwriters to solicit offers by certain types of institutions to purchase shares of common stock at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we and/or the selling stockholders sell common stock under delayed delivery contracts, the conditions to which these delayed delivery contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

Underwriters may sell the common stock to or through dealers. Alternatively, we and/or the selling stockholders may sell the common stock with this prospectus through a dealer as principal and resale by such dealer for its own account, or through block trades in which the dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

We and/or the selling stockholders may also sell the common stock offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of the common stock who may be deemed to be an underwriter under the federal securities laws, and describe in the prospectus supplement any commissions or discounts payable by us and/or the selling stockholders to these agents. Any such agents will be obligated to purchase all of those securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

In connection with the sale of securities offered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with brokers, dealers or other financial institutions relating to our securities. In connection with such hedging transactions, such brokers, dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions that they assume from such selling stockholders. These hedging transactions may require or permit the selling stockholders to deliver the shares to such brokers, dealers or other financial institutions to settle such hedging transactions. The selling stockholder may also sell our securities short and deliver securities covered by this prospectus to close out such short position, subject to Section 16(c) of the Exchange Act, if applicable.

In connection with the sale of the common stock offered with this prospectus, underwriters, dealers or agents may receive compensation from us, the selling stockholders or from purchasers of the common stock for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. We will describe the nature of any such relationship in any prospectus supplement which identifies such underwriters, dealers and/or agents.

Selling stockholders, underwriters, dealers, agents or purchasers that participate in the distribution of the common stock may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the common stock may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

To facilitate the offering of our common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the common stock during and after the offering. These may include over-allotment, stabilization, syndicate, and short covering transactions and penalty bids. Over-allotment transactions involve sales of more shares than were purchased, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. These transactions, if commenced, may be discontinued by the persons participating in the offering at any time. No representation is made as to the magnitude or effect of these activities.

Underwriters and purchasers who are deemed underwriters under the Securities Act will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of our shares to engage in market-making activities with respect to those shares. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of our common stock in the market. All of the foregoing may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock. Any underwriter may make a market in the common stock, but will not be obligated to do so, and may discontinue any market making at any time without notice. We provide no assurances as to the liquidity of the trading market for our common stock.

Indemnification and Contribution

We and/or the selling stockholders may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

We have agreed to indemnify Freeman Spogli against certain liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement that we have filed relating to this offering or in this prospectus or any amendment or supplement thereto. Freeman Spogli has agreed to indemnify us against certain liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement or in this prospectus or any amendment or supplement thereto to the extent that the misstatements or omissions were made in reliance upon written information furnished to us by Freeman Spogli expressly for use in connection with the registration statement or this prospectus or any amendment or supplement thereto. However, the indemnification by Freeman Spogli is limited to the net proceeds received by Freeman Spogli from this offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. We maintain a website at www.thepantry.com. The information contained on our website is not incorporated by reference in this prospectus and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This prospectus incorporates by reference the documents set forth below that have previously been filed with the Securities and Exchange Commission:

1.	Annual Report on Form 10-K for the fiscal year ended September 25, 2003 (as amended on January 7, 2004 and June 29, 2004 on Forms 10-K/A);

2.	Current Report on Form 8-K filed October 31, 2003 as amended by Current Report on Form 8-K/A filed December 9, 2003, Current Report on Form 8-K filed January 15, 2004, Current Report on Form 8-K filed February 9, 2004, Current Report on Form 8-K filed February 17, 2004, Current Report on Form 8-K filed February 17, 2004, Current Report on Form 8-K filed February 19, 2004, Current Report on Form 8-K filed March 17, 2004, Current Report on Form 8-K filed March 22, 2004, and Current Report on Form 8-K filed June 29, 2004;

3.	Quarterly Report on Form 10-Q for the quarter ended December 25, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 25, 2004; and

4.	The description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 19, 1999, including any amendment or reports filed for the purpose of updating such description.

We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares of common stock that we have registered are sold. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Securities and Exchange Commission, including without limitation any information furnished pursuant to Items 9 or 12 of Form 8-K.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus, which is a part of the registration statement, omits various information, exhibits, schedules and undertakings included in the registration statement. For further information pertaining to us and the common stock offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus are summary in nature, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by this reference.

You may request a copy of any documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following address and telephone number:

The Pantry, Inc.

P.O. Box 1410

1801 Douglas Drive

Sanford, NC 27330-1410

Attn: Corporate Secretary

Telephone: (919) 774-6700

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina. Any underwriters will be advised about other issues relating to any offering by their legal counsel.

EXPERTS

The consolidated financial statements of The Pantry, Inc. as of September 25, 2003 and September 26, 2002 and for each of the three fiscal years in the period ended September 25, 2003 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A dated June 29, 2004 and the related financial statement schedule for each of the three fiscal years in the period ended September 25, 2003, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K dated December 9, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption of SFAS No. 143 on September 27, 2002, and the adoption of SFAS No. 142 on September 28, 2001), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Golden Gallon® Group (indirect, wholly owned subsidiaries of Koninklijke Ahold N.V., or Royal Ahold) as of October 4, 2003, December 28, 2002 and December 29, 2001, and the related combined statements of income, Royal Ahold invested equity, and cash flows for the nine months ended October 4, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001, incorporated in this Prospectus by reference from Amendment No. 1 to the Current Report on Form 8-K under the Exchange Act of The Pantry, Inc. dated October 16, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs related to (i) numerous transactions with, and significant amounts receivable from, and payable to, related companies owned directly or indirectly by Royal Ahold and (ii) the adoption of SFAS No. 143 during the nine months ended October 4, 2003, and SFAS No. 142 in the fiscal year ended December 28, 2002), which is incorporated herein by reference and has been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

8,000,000 Shares

THE PANTRY, INC.

Common Stock

Prospectus

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by The Pantry in connection with the offering described in this registration statement, other than underwriting discounts and commissions. All amounts are estimated, except the Securities and Exchange Commission registration fee.

Payable by the Company
Securities and Exchange Commission Registration Fee	$20,961.25
Accounting fees and expenses	200,000
Legal fees and expenses	250,000
Printing expenses	75,000
Miscellaneous fees and expenses	100,000

Total	$645,961.25

Item 15. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, The Pantry may indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Our bylaws provide that The Pantry may indemnify its directors and officers, and we have entered into agreements to indemnify our directors to the full extent permitted by law. These agreements, among other things, indemnify our directors for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including but not limited to any action by or in the right of The Pantry, on account of services as a director of The Pantry, or as a director or officer of any other company or enterprise to which the person provides services at our request. The Pantry has also purchased liability insurance covering our director and officers.

The Pantry’s certificate of incorporation provides that each of its directors shall not be liable for monetary damages for breach of such director’s fiduciary duty of care to The Pantry and its stockholders except for liability for breach of the director’s duty of loyalty to The Pantry or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal or state securities or environmental laws.

In addition, in the ordinary course of our business we from time to time enter into contracts under which The Pantry and its directors and officers are provided with standard rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts.

Item 16. Exhibits

The following Exhibits are attached hereto or incorporated herein by reference.

Exhibit Number	Description of Document

4.1(1)	Amended and Restated Certificate of Incorporation of The Pantry.

4.2(1)	Amended and Restated Bylaws of The Pantry.

4.3(1)	Amended and Restated Registration Rights Agreement dated July 2, 1998 among The Pantry, FS Equity Partners III, L.P. (“FSEP III”), FS Equity Partners IV, L.P. (“FSEP IV”) FS Equity Partners International, L.P. (“FSEP International”), Peter J. Sodini, Chase Manhattan Capital, L.P., CB Capital Investors, L.P., and Baseball Partners.

4.4(2)	Amendment No. 1 to the Amended and Restated Registration Rights Agreement dated as of June 1, 1999 among The Pantry, FSEP III, FSEP IV, FSEP International, Chase Manhattan Capital, L.P., CB Capital Investors, L.P., Baseball Partners and Peter J. Sodini.

4.5(3)	Registration Rights Agreement dated December 30, 1996 by and between The Pantry, FSEP III and FSEP International.

5.1*	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included as part of the Signature Pages of this registration statement).

*	Previously filed.
(1)	Incorporated by reference from The Pantry’s Registration Statement on Form S-1, as amended (Registration No. 333-74221).
(2)	Incorporated by reference from The Pantry’s Quarterly Report on Form 10-Q for the quarterly period ended June 24, 1999.
(3)	Incorporated by reference from The Pantry’s Annual Report on Form 10-K for the fiscal year ended September 25, 2003.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sanford, State of North Carolina, on the 19th day of July, 2004.

THE PANTRY, INC.

By:	/s/ Peter J. Sodini
Peter J. Sodini President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter J. Sodini Peter J. Sodini	President and Chief Executive Officer and Director (Principal Executive Officer)	July 19, 2004

/s/ Daniel J. Kelly Daniel J. Kelly	Vice President, Chief Financial Officer, and Assistant Secretary (Principal Financial Officer)	July 19, 2004

/s/ Berry L. Epley Berry L. Epley	Corporate Controller	July 19, 2004

* Charles P. Rullman	Director	July 19, 2004

* Todd W. Halloran	Director	July 19, 2004

Byron E. Allumbaugh	Director

Signature	Title	Date

Peter M. Starrett	Director

* Paul L. Brunswick	Director	July 19, 2004

Hubert E. Yarborough, III	Director

* Thomas M. Murnane	Director	July 19, 2004

*/s/ Peter J. Sodini Peter J. Sodini Attorney-in-Fact	*/s/ Daniel J. Kelly Daniel J. Kelly Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1(1)	Amended and Restated Certificate of Incorporation of The Pantry.

4.2(1)	Amended and Restated Bylaws of The Pantry.

4.3(1)	Amended and Restated Registration Rights Agreement dated July 2, 1998 among The Pantry, FS Equity Partners III, L.P. (“FSEP III”), FS Equity Partners IV, L.P. (“FSEP IV”) FS Equity Partners International, L.P. (“FSEP International”), Peter J. Sodini, Chase Manhattan Capital, L.P., CB Capital Investors, L.P., and Baseball Partners.

4.4(2)	Amendment No. 1 to the Amended and Restated Registration Rights Agreement dated as of June 1, 1999 among The Pantry, FSEP III, FSEP IV, FSEP International, Chase Manhattan Capital, L.P., CB Capital Investors, L.P., Baseball Partners and Peter J. Sodini.

4.5(3)	Registration Rights Agreement dated December 30, 1996 by and between The Pantry, FSEP III and FSEP International.

5.1*	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included as part of the Signature Pages of this registration statement).

*	Previously filed.
(1)	Incorporated by reference from The Pantry’s Registration Statement on Form S-1, as amended (Registration No. 333-74221).
(2)	Incorporated by reference from The Pantry’s Quarterly Report on Form 10-Q for the quarterly period ended June 24, 1999.
(3)	Incorporated by reference from The Pantry’s Annual Report on Form 10-K for the fiscal year ended September 25, 2003.